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                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors


ImpulseSale.com:



     We consent to the use herein of our report dated December 1, 2000, relating to the balance sheets of ImpulseSale.com as of December 31, 1999 and June 30, 2000, and the related statements of operations, shareholders' equity (deficit), and cash flows for the period from October 18, 1999 (inception) to December 31, 1999, the six months ended June 30, 2000, and the period from October 18, 1999 (inception) to June 30, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.



                                          /s/ KPMG LLP



Mountain View, California


December 20, 2000